As filed with the Securities and Exchange Commission on December   , 1994
                                                   Registration No. 33-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON. D.C. 20549
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                             CORNING INCORPORATED
            (Exact name of Registrant as specified in its charter)


                                   New York
                       (State or other jurisdiction of
                        incorporation or organization)
                                  16-0393470
                                (IRS Employer
                             Identification No.)



                             One Riverfront Plaza
                           Corning, New York 14831
                                (607) 974-9000
        (Address, including zip code and telephone number of issuer's principal executive offices)

                              William C. Ughetta
                             Corning Incorporated
                             One Riverfront Plaza
                           Corning, New York 14831
                                (607) 974-9000
    (Name, address, including zip code, and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |B&

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _X_

                       CALCULATION OF REGISTRATION FEE


                                                           Proposed           Proposed
                                                           Maximum            Maximum           Amount of
      Title of Each Class of          Amount to be      Offering Price       Aggregate        Registration
   Securities to be Registered         Registered        Per Unit (1)      Offering Price          Fee
- ---------------------------------     --------------    ---------------    ---------------   ---------------
 Common Stock ($.50 par value)         6,188,151 shs.    $30.1875           $186,804,808      $64,416

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant's Common Stock on the New York Stock Exchange Composite Tape on December 9, 1994.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                PRELIMINARY PROSPECTUS DATED DECEMBER   , 1994
                               6,188,151 shares
                             Corning Incorporated
                                 Common Stock
                               ($.50 par value)
                     The Company's Common Stock is listed
                        on the New York Stock Exchange


This Prospectus relates to 6,188,151 presently outstanding shares of Common Stock, $.50 par value (the "Common Stock"), of Corning Incorporated, a New York corporation ("Corning" or the "Company"), which may be offered from time to time by certain stockholders of the Company as identified herein under "Selling Stockholders." The term "Shares" as used herein includes the shares of Common Stock held by the Selling Stockholders. The distribution of the Shares by the Selling Stockholders may be effected from time to time by underwriters who may be selected by the Selling Stockholders and one or more other broker-dealers, in one or more transactions (which may involve crosses and block transactions) on the New York Stock Exchange or other stock exchanges, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of such exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. On December 9, 1994, the closing price of the Common Stock on the New York Stock Exchange was $30.25. None of the proceeds from the sale of the Shares will be received by the Company. The Company has agreed to indemnify the Selling Stockholders, underwriters who may be selected by the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution" and "Selling Stockholders."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is December   , 1994.

No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus in connection with the offering described herein, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or any Underwriter. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities other than those specifically offered hereby or any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to its date.

                              TABLE OF CONTENTS

                                                               Page
                                                           --------
Available Information                                             2
Incorporation of Certain Documents by Reference                   3
The Company                                                       3
Selling Stockholders                                              4
Description of Common Stock                                       5
Plan of Distribution                                              9
Legal Opinions                                                    9
Experts                                                           9

                            AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information and the Registration Statement referred to below may be inspected at the Commission's public reference facilities, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information concerning the Company and such Registration Statement may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, upon which Exchange certain securities of the Company are listed.

This Prospectus constitutes a part of the Registration Statement with respect to the Shares filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Shares. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed with the Commission. Each such statement is qualified in its entirety by such reference.

Corning's By-Laws provide that Corning shall indemnify each of its directors and officers against all costs and expenses actually and reasonably incurred by him or her in connection with the defense of any claim, action, suit or proceeding against him or her by reason of his or her being or having been a director or officer of Corning to the full extent permitted by, and consistent with, the Business Corporation Law of the State of New York. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling Corning pursuant to the foregoing provisions, Corning has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (File No. 1-3247) are incorporated herein by reference:

  1. The Company's Annual Report on Form 10-K for the fiscal year ended January 2, 1994, filed pursuant to Section 13(a) of the Exchange Act.

  2. All other reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of said Act since January 2, 1994, consisting of the Company's Quarterly Reports on Form 10-Q for the twelve, twenty-four and forty weeks ended March 27, 1994, June 19, 1994, and October 9, 1994, respectively; the Company's Current Reports on Form 8-K dated January 24, 1994, April 6, 1994, June 28, 1994, July 26, 1994, August 3, 1994, August 31, 1994, September 29,
1994, October 18, 1994, October 24, 1994 and December 12, 1994 respectively; and the Company's Current Report on Form 8-KA dated December 12, 1994.

  3. The Company's Current Reports on Form 8-K dated August 4, 1993 and August 13, 1993, which include certain historical financial statements of Damon Corporation.

  4. The registration statement on Form 8-A filed by the Company on July 8, 1986 which contains a description of the Company's Preferred Share Purchase Rights Plan and the amendment thereto on Form 8 filed by the Company on October 9, 1989.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of this offering of Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents.

The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Such request should be directed to the Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831; telephone (607) 974-9000.

IN CONNECTION WITH THIS OFFERING, UNDERWRITERS ACTING ON BEHALF OF THE SELLING STOCKHOLDERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING MAY TAKE PLACE IN CONNECTION WITH THE OFFERING OF ANY OF THE SHARES OFFERED HEREBY OTHER THAN AT THE MARKET AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 THE COMPANY

Corning Incorporated traces its origin to a glass business established by the Houghton family in 1851. The present corporation was incorporated in the State of New York in December 1936, and its name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989.

Corning competes in four broadly-based business segments: specialty materials, communications, laboratory services and consumer products. Corning is engaged directly or through subsidiaries and affiliates principally in the manufacture and sale of products made from specialty glasses and related inorganic materials having special properties of chemical stability, electrical resistance, heat resistance, light transmission and mechanical strength. In addition, Corning, through subsidiaries and affiliates, engages in laboratory services businesses, including life and environmental sciences and clinical-laboratory testing.

Corning's executive offices are located at One Riverfront Plaza, Corning, New York 14831, telephone (607) 974-9000.

Other information concerning Corning's business, securities and financial condition is incorporated by reference from its reports filed with the Commission. See "Incorporation of Certain Documents by Reference."

                              SELLING STOCKHOLDERS

The Selling Stockholders listed in the table below have indicated that they wish to be in a position to sell all of the Shares set forth below. The number of Shares which may actually be sold by the Selling Stockholders will be determined from time to time by the Selling Stockholders and will depend on a number of factors, including the price of the Company's Common Stock from time to time. The table sets forth information as of December 7, 1994, concerning the beneficial ownership of the Shares by the Selling Stockholders. All information as to the beneficial ownership prior to this offering has been furnished by the respective Selling Stockholders.

                                                                                                   Shares
                                                                    Shares         Shares        Which May
                                                                  Presently      Which May        Be Owned
Name                                                                Owned         Be Sold        After Sale
- -------------------------------------------------------------     -----------    -----------   --------------
Shirley A. Fennell et al, Trustees of Susan E. Khoury
  Irrevocable Trust u/d/t dated October 17, 1991                   1,445,864      1,445,864          -0-
Shirley A. Fennell et al, Trustees of Linda M. Shea
  Irrevocable Trust u/d/t dated October 17, 1991                   1,445,864      1,445,864          -0-
Shirley A. Fennell et al, Trustees of Kathleen M. Fennell
  Irrevocable Trust u/d/t dated October 17, 1991 and               1,445,864      1,445,864          -0-
Shirley A. Fennell, et al, Trustees of Patricia A. McEachern
  Irrevocable Trust u/d/t dated October 17, 1991                   1,445,864      1,445,864          -0-
S. A. Fennell Limited Partnership                                    177,514        177,514          -0-

The Shares owned by the Selling Stockholders as set forth above were acquired as the result of the acquisition of Moran Research Labs, a Massachusetts business trust doing business as Bioran Medical Laboratory ("Bioran"), by Corning on October 9, 1994, pursuant to the Acquisition Agreement and Plan of Reorganization dated as of September 8, 1994 between the Company, Bioran, the stockholders of Bioran and S. A. Fennell Limited Partnership, a Massachusetts limited partnership. A portion of such Shares are being held in escrow for a period of twelve months. Prior to the acquisition, J. Richard Fennell, Ph.D. was the trustee, President and Clerk of Bioran and Kathleen M. Fennell was a trustee of all of the trusts, and a beneficiary of one of the trusts, holding shares of beneficial interest in Bioran. Bioran subsequently merged into Corning Bioran Inc., a newly organized subsidiary of Bioran. J. Richard Fennell is currently the President of Corning Bioran Inc.

The Shares owned by the Selling Stockholders as set forth below were acquired as the result of the acquisition of Medical Reference Laboratories, Inc., a Montana commercial laboratory ("Medlabs"), by Corning on December 1, 1994, pursuant to the Acquisition Agreement dated as of December 1, 1994 between the Company, MRL NuCor, Inc., Medlabs and the stockholders of Medlabs. A portion of such Shares are being held for a period of twelve months. Prior to the acquisition, and following the acquisition, the officers of Medlabs included the following Selling Stockholders: Scott K. Steinfeldt, President and Hoyle E. Setzer, Secretary.

                                                                                    Shares
                                                      Shares        Shares        Which May
                                                     Presently     Which May       Be Owned
Name                                                   Owned        Be Sold       After Sale
- ------------------------------------------------     ----------    ----------   --------------
Saint Vincent Hospital and Health Care Center          87,377        87,377           -0-
Hoyle E. Setzer                                        43,689        43,689           -0-
Paul W. Holley                                         43,689        43,689           -0-
Virgil Minden                                          34,951        34,951           -0-
Scott K. Steinfeldt                                    17,475        17,475           -0-

                      DESCRIPTION OF CORNING CAPITAL STOCK

General
The following is a brief summary of certain provisions of the Restated Certificate of Incorporation of Corning (the "Restated Certificate") and does not relate to or give effect to provisions of statutory or other law except as specifically stated. The Restated Certificate authorizes the issuance of 500,000,000 shares of Corning Common Stock. As of November 4, 1994, 227,542,353 shares of Corning Common Stock were outstanding. The rights of holders of Corning Common Stock are governed by the Restated Certificate, Corning's By-Laws and by the New York Business Corporation Law (the "NYBCL").

Voting Rights
Subject to the voting of any shares of Series Preferred Stock (as defined below) that may be outstanding, voting power is vested in Corning Common Stock, each share having one vote.

Preemptive Rights
The Restated Certificate provides that no holder of Corning Common Stock or Series Preferred Stock shall have any preemptive rights except as the Board of Directors of Corning (the "Corning Board") may determine from time to time. No such rights have been granted by the Corning Board.

Corning Common Stock
Liquidation Rights. Subject to the preferential rights of any outstanding Series Preferred Stock, in the event of any liquidation of Corning, holders of Corning Common Stock then outstanding are entitled to share ratably in the assets of Corning available for distribution to such holders.

Dividend Rights and Restrictions. Subject to any preferential rights of any outstanding Series Preferred Stock and any outstanding preferred securities of Corning, such dividends as may be determined by the Corning Board may be declared and paid on Corning Common Stock from time to time out of any funds legally available therefor. Corning has regularly paid cash dividends since 1881 and currently expects to continue to pay cash dividends. Corning's current quarterly cash dividend is $.17 per share of Corning Common Stock. The continued declaration of dividends by the Corning Board is subject to, among other things, Corning's current and prospective earnings, financial condition and capital requirements and such other factors as the Corning Board may deem relevant.

Other Provisions. Corning Common Stock has no redemption, sinking fund or conversion privileges applicable thereto and holders of Corning Common Stock are not liable to assessments or to further call.

MIPS Offering
On July 21, 1994 Corning and Corning Delaware, L.P., a Delaware special purpose limited partnership in which Corning is the sole general partner, completed the offering (the "MIPS Offering") of $373.8 million aggregate principal amount of 6% Convertible Monthly Income Preferred Securities (the "Preferred Securities") of Corning Delaware.

Dividends on the Preferred Securities will be cumulative and will be payable monthly at an annual rate of six percent. In certain circumstances, holders of the Preferred Securities, voting as a class or by written consent, may cause the exchange of the Preferred Securities for shares of Corning's Series C Preferred Stock (herein defined), at a rate of one share of Series C Preferred Stock for every two Preferred Securities. Each Preferred Security is convertible at the option of the holder into Corning Common Stock at the rate of 1.2821 shares of Corning Common Stock for each Preferred Security (equivalent to a conversion price of $39.00 per share of Corning Common Stock), subject to adjustment in certain circumstances. From time to time after four years from the date of issuance, the Preferred Securities will be redeemable, at the option of Corning Delaware, in whole or in part, for cash at stated redemption prices. The Preferred Securities are subject to mandatory redemption on the 30th anniversary of the date of original issuance at a redemption price of $50 per Preferred Security together with accumulated and unpaid dividends (whether or not earned or declared). Holders of the Preferred Securities do not have any voting rights, except in certain instances of default.

Series Preferred Stock
The Restated Certificate authorizes the issuance of up to 10,000,000 shares of Series Preferred Stock, par value $100 per share (the "Series Preferred Stock"). The Corning Board has the authority to issue such shares from time to time, without stockholder approval, and the authority to determine the des-ignations, preferences, rights, including voting rights, and restrictions of such shares, subject to the NYBCL. Pursuant to this authority, the Corning Board has designated 600,000 shares of Series Preferred Stock as Series A Preferred Stock, 316,822 shares of Series Preferred Stock as Series B Preferred Stock (the "Series B Preferred Stock"), and 4,683,710 shares of Series Preferred Stock as Series C 6% Cumulative Convertible Preferred Stock (the "Series C Preferred Stock"). No other class of Series Preferred Stock has been designated by the Corning Board.

Series B Preferred Stock

Cumulative cash dividends at the rate of 8% per annum are payable on shares of the Series B Preferred Stock that have been issued. Corning has regularly paid dividends on the Series B Preferred Stock. No dividends may be paid or declared on the Series A Preferred Stock or Corning Common Stock unless all dividends for all prior dividend periods have been paid or declared on the Series B Preferred Stock, the Series C Preferred Stock and the Preferred Securities.

Holders of Series B Preferred Stock are entitled to vote, voting together with Corning Common Stock and not as a separate class, on all matters submitted to holders of Corning Common Stock, each share of Series B Preferred Stock having four votes, subject to adjustment.

Holders of Series B Preferred Stock have no preemptive rights. In the event of a liquidation, dissolution or winding-up of Corning, holders of Series B Preferred Stock shall be entitled to receive a distribution in the amount of $100 per share, plus accrued and unpaid dividends, before any distribution on Corning Common Stock or Series A Preferred Stock.

The Series B preferred Stock is redeemable, in whole or in part, at the election of Corning, at any time, at the following redemption prices per share:

 During the Twelve-Month          Price Per
Period Beginning October 1,         Share
- -----------------------------    ------------
1993                                $104.00
1994                                $103.00
1995                                $102.00
1996                                $101.00

and thereafter at $100.00 per share plus, in each case, accrued and unpaid dividends.

The Series B Preferred Stock is subject to redemption, at the option of the holder, at any time upon five business days' notice, at a redemption price equal to $100.00 plus accrued and unpaid dividends, if the proceeds are necessary (i) to make a distribution pursuant to an investment election made under the employee benefit plan or (ii) to satisfy any indebtedness to which the employee benefit plan is subject, provided that such payment is necessary to remedy or prevent a default under such indebtedness.

Corning, at its option, may make payment of the redemption price required upon redemption of shares of Series B Preferred Stock in cash or in Corning Common Stock, or in any combination of such shares and cash.

The Series B Preferred Stock is convertible at the option of the holder, at any time, into Corning Common Stock at a conversion price of $25.00 per share of Corning Common Stock, each share of Series B Preferred Stock being valued at $100 for the purpose of such conversion, producing a conversion ratio equal to four shares of Corning Common Stock for each share of Series B Preferred Stock so converted, subject to certain adjustments to prevent dilution.

Series C Preferred Stock

In certain circumstances, the holders of a majority of the aggregate liquidation preference of the Preferred Securities then outstanding, voting as a class or by written consent, may cause the exchange of the Preferred Securities for Series C Preferred Stock at a rate of one share of Series C Preferred Stock for every two Preferred Securities.

The terms of the Series C Preferred Stock are substantially similar to those of the Preferred Securities except that, among other differences, (i) in certain events of default, the number of directors of Corning shall be increased by two persons and the holders of the Series C Preferred Stock will be entitled to elect the persons to fill such positions and (ii) the Series C Preferred Stock will not be subject to mandatory redemption.

The Series C Preferred Stock ranks senior to the Corning Common Stock and the Series A Preferred Stock with respect to the payment of dividends and amounts on liquidation, dissolution and winding-up. In the event of a voluntary or involuntary bankruptcy, liquidation, dissolution or winding-up of Corning, the holders of Series C Preferred Stock are entitled to receive out of the net assets of Corning, but before any distribution is made on any class of securities ranking junior to the Series C Preferred Stock, $100.00 per share in cash plus accumulated and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders.

Preferred Share Purchase Rights
Attached to each share of Corning Common Stock is one Right, which entitles the registered holder to purchase from Corning one four-hundredth of a share of Series A Preferred Stock at a price of $62.50 per one four-hundredth of a share of Series A Preferred Stock (the "Exercise Price"), subject to adjustment. The Rights expire on July 15, 1996 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by Corning.

The Rights represented by the certificates for Corning Common Stock are not exercisable, and are not transferable apart from the Corning Common Stock until the earlier of (i) ten days following the public announcement by Corning or an Acquiring Person (as defined below) that a person or group has acquired beneficial ownership of 20% or more of the Corning Common Stock (an "Acquiring Person") or (ii) ten business days (or such later date as the Corning Board may determine) after the commencement or first public announcement of a tender or exchange offer that would result in a person or group beneficially owning 20% or more of the Corning Common Stock (the earlier of such dates being called the "Distribution Date"). Separate certificates for the Rights will be mailed to holders of record of Corning Common Stock as of such date. The Rights could then begin trading separately from Corning Common Stock.

Generally, in the event that a person or group becomes an Acquiring Person, each Right, other than the Rights owned by the Acquiring Person, will thereafter entitle the holder to receive, upon exercise of the Right, Corning Common Stock having a value equal to two times the Exercise Price of the Right. In the event that Corning is acquired in a merger, consolidation, or other business combination transaction or more than 50% of Corning's assets, cash flow or earning power is sold or transferred, each Right, other than the Rights owned by an Acquiring Person, will thereafter entitle the holder thereof to receive, upon the exercise of the Right, common stock of the surviving corporation having a value equal to two times the Exercise Price of the Right.

The Rights are redeemable in whole, but not in part, at $0.125 per Right at any time on or prior to any person or group becoming an Acquiring Person. The right to exercise the Rights terminates at the time that the Corning Board elects to redeem the Rights. Notice of redemption shall be given by mailing such notice to the registered holders of the Rights. At no time will the Rights have any voting rights. The Rights Agent is Harris Trust and Savings Bank (the "Rights Agent").

The exercise price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Series A Preferred Stock, (ii) upon the grant to holders of the shares of Series A Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series A Preferred Stock at a price, or securities convertible into shares of Series A Preferred Stock with a conversion price, less than the then current market price of the shares of Series A Preferred Stock or (iii) upon the distribution to holders of the shares of Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of one four-hundredths of a share of Series A Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of, or stock dividend on, or subdivision, consolidation or combination of, Corning Common Stock prior to the Distribution Date. With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments require an adjustment of at least 1% in such exercise price.

Upon exercise of the Rights, no fractional shares of Series A Preferred Stock will be issued (other than fractions which are integral multiples of one four-hundredth of a share, which may, at the election of Corning, be evidenced by depositary receipts) and in lieu thereof an adjustment in cash will be made.

The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Corning on terms not approved by the Corning Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Corning Board since the Rights may be redeemed by Corning at $.125 per Right prior to the fifteenth day after the acquisition by a person or group of beneficial ownership of 20% or more of the Corning Common Stock (subject to certain exceptions).

The shares of Series A Preferred Stock purchasable upon exercise of the Rights will rank junior to all other series of Corning's preferred stock (including the Series B and Series C Preferred Stock) or any similar stock that specifically provides that they shall rank prior to the shares of Series A Preferred Stock. The shares of Series A Preferred Stock will be nonredeemable. Each share of Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend of $10.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Corning Common Stock. In the event of liquidation, the holders of the shares of Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of Corning Common Stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the Corning Common Stock. In the event of any merger, consolidation or other transaction in which Corning Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Corning Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Preferred Stock's dividend, liquidation and voting rights, the value of the interest in a share of Series A Preferred Stock purchasable upon the exercise of each Right should approximate the value of one share of Corning Common Stock.

The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the description of the Rights contained in the Rights Agreement, dated as of July 2, 1986 between Corning and the Rights Agent, as amended by the Amended Rights Agreement, dated as of October 4, 1989, which has been previously filed with the Commission.

Corning's Fair Price Amendment
In 1985 Corning's stockholders adopted an amendment (the "Fair Price Amendment") to the Restated Certificate that, in general, requires the approval by the holders of at least 80% of the voting power of the outstanding capital stock of Corning (other than the Series C Preferred Stock) entitled to vote generally in the election of directors (the "Corning Voting Stock") as a condition for mergers and certain other business combinations with any beneficial owner of more than 10% of such voting power unless (1) the transaction is approved by at least a majority of the Continuing Directors (as defined in the Restated Certificate) or (2) certain minimum price, form of consideration and procedural requirements are met. Certain terms used herein are defined in the Restated Certificate.

Amendment or repeal of this provision or the adoption of any provision inconsistent therewith would require the affirmative vote of at least 80% of the Corning Voting Stock unless the proposed amendment or repeal or the adoption of the inconsistent provisions were approved by two-thirds of the entire Corning Board and a majority of the Continuing Directors.

Certain Other Provisions of Corning's Restated Certificate and By-Laws
In addition to the Preferred Share Purchase Rights and the Fair Price Amendment, the Restated Certificate and By-Laws contain other provisions that may discourage a third party from seeking to acquire Corning or to commence a proxy contest or other takeover-related action. Corning has classified its Board such that one-third of the Corning Board is elected each year to three-year terms of office. In addition, holders of Corning Common Stock may remove a Director from office at any time prior to the expiration of his or her term only with cause and by vote of a majority of holders of Corning Common Stock outstanding. These provisions, together with provisions concerning the size of the Corning Board and requiring that premature vacancies on the Corning Board be filled only by a majority of the entire Corning Board, may not be amended, altered or repealed, nor may Corning adopt any provisions inconsistent therewith, without the affirmative vote of at least 80% of the Corning Voting Stock of Corning or the approval of two-thirds of the entire Corning Board.

Corning's By-Laws contain certain procedural requirements with respect to the nomination of directors by stockholders that require, among other things, delivery of notice by such stockholders to the Secretary of Corning not later than 60 days nor more than 90 days prior to the date of the stockholders meeting at which such nomination is to be considered. The Corning By-Laws do not provide that a meeting of the Corning Board may be called by stockholders.

The Restated Certificate provides that no director will be liable to Corning or its stockholders for a breach of duty as a director except as provided by the NYBCL.

The effect of these provisions may be to deter attempts either to obtain control of Corning or to acquire a substantial amount of its stock, even if such a proposed transaction were at a significant premium over the then-prevailing market value of the Corning Common Stock, or to deter attempts to remove the Corning Board and management of Corning, even though some or a majority of the holders of Corning Common Stock may believe such actions to be beneficial.

                             PLAN OF DISTRIBUTION

The Shares are being sold by the Selling Stockholders for their own accounts. Except for the following limited circumstance, Corning will receive none of the proceeds from the offering. For the purpose of securing the indemnification obligations of the Selling Stockholders to the Company set forth in the Agreement, a portion of the Shares are and will be held in escrow until no later than December 1, 1995.

The Shares may be sold from time to time directly by the Selling Stockholders. In the alternative, the distribution of the Shares by the Selling Stockholders may be effected from time to time by underwriters who may be selected by the Selling Stockholders and one or more other broker-dealers, in one or more transactions (which may involve crosses and block transactions) on the New York Stock Exchange or other exchanges, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of such exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at time of sale, at prices related to such prevailing market prices or at negotiated prices. In the event that such underwriters or broker-dealers agree to sell the Shares, they may do so by purchasing the Shares as principals or by selling the Shares as agents for the Selling Stockholders. Underwriters selected by the Selling Stockholders, and any such other broker-dealer, may receive compensation from the Selling Stockholders in the form of underwriting discounts, concessions or commissions and may receive commissions from purchasers of the Shares for who they may act as agents. If underwriters who may be selected by the Selling Stockholders, and any such other broker- dealer, purchase the Shares as principals, they may effect resales of the Shares from time to time to or through other broker-dealers, and such other broker-dealers may receive compensation in the form of concessions or commissions from the Selling Stockholders or purchasers of Shares for whom they may act as agents. Corning has agreed to indemnify the Selling Stockholders, against certain liabilities, including liabilities under the Securities Act, and to pay the expenses of registering the Shares for offering and sale to the public under the Securities Act.

Information as to whether underwriters who may be selected by the Selling Stockholders, or any other broker-dealer, is acting as principal or agent for the Selling Stockholders, the compensation to be received by underwriters who may be selected by the Selling Stockholders, or any broker-dealer, acting as principal or agent for the Selling Stockholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will be disclosed in a prospectus filed pursuant to Rule 424(b) under the Securities Act, or in a supplement to this prospectus filed pursuant to Rule 424(c) of the Securities Act to the extent required.

The Company has agreed with the Selling Stockholders to maintain the continuous effectiveness of the Registration Statement (of which this Prospectus is a part) during the period commencing on the date the Registration Statement is declared effective and ending on the second anniversary of the effective date of the Registration Statement or such shorter period which will terminate when all the Shares have been sold pursuant to the Registration Statement.

                                LEGAL OPINIONS

The validity of the shares of Corning Common Stock offered hereby is being passed on for the Company by William C. Ughetta, Esq., Senior Vice President and General Counsel of Corning. Mr. Ughetta owns substantially less than 1% of the outstanding shares of Corning Common Stock.

                                   EXPERTS

The consolidated financial statements of the Company and of Dow Corning Corporation incorporated in this Prospectus by reference to Corning's 1993 Annual Report on Form 10-K for the year ended January 2, 1994, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Damon Corporation, as of December 31, 1992 and 1991, and for each of the three years ended December 31, 1992, incorporated by reference in this Prospectus by reference to Corning's Current Report on Form 8-K dated August 4, 1993 have been so incorporated in reliance on the report of Arthur Andersen LLP, independent public accountants, given on the authority of said firm as experts in accounting and auditing.

The financial statements of Bioran as of and for the year ended December 31, 1993 incorporated in this Prospectus by reference to Corning's Current Report on Form 8-KA dated December 12, 1994 have been so incorporated in reliance on the report of Leverone & Company, certified public accountants, given on the authority of said firm as experts in auditing and accounting.

No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus in connection with the offering described herein, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or any Underwriter. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities other than those specifically offered hereby or any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to its date.

                              TABLE OF CONTENTS

                                        Page
                                      ----------
Available Information                     2
Incorporation of Certain
   Documents by Reference                 3
The Company                               3
Selling Stockholders                      4
Description of Common Stock               5
Plan of Distribution                      9
Legal Opinions                            9
Experts                                   9

                               6,188,151 Shares

                                   Corning
                                 Incorporated

                                 COMMON STOCK

                                  PROSPECTUS

                              December   , 1994

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities to be registered, other than underwriting discounts and commissions. The Company will pay the following expenses:

Registration Fee          $64,416
Legal Fees                 $ 3,000
Printing Fees              $ 2,000
Accounting Fees            $15,000
Miscellaneous              $ 5,584
   Total                   $90,000

Item 15. Indemnification of Directors and Officers.
Under the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director or officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the stockholders.

The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws or when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of stockholders, (iii) a resolution of directors or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the NYBCL.

Article VIII of the registrant's By-Laws provides that the registrant shall indemnify each director and officer against all costs and expenses actually and reasonably incurred by him in connection with the defense of any claim, action, suit or proceeding against him by reason of his being or having been a director or officer of the registrant to the full extent permitted by, and consistent with, the NYBCL.

The directors and officers of the registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.

Item 16. Exhibits.

 Exhibit
 Number                                        Description
 -------    ----------------------------------------------------------------------------------
2.01         Acquisition Agreement and Plan of Reorganization dated as of September 18, 1994, among
             Corning Incorporated, Moran Research Labs doing business as Bioran Medical Laboratory,
             J. Richard Fennell, Susan E. Khoury Irrevocable Trust, Linda M. Shea Irrevocable Trust,
             Kathleen M. Fennell Irrevocable Trust, Patricia A. McEachern Irrevocable Trust and
             S. A. Fennell Limited Partnership (incorporated by reference to Exhibit 2 of the registrant's Current Report on Form 8-K filed with the Commission on October 24, 1994).
2.02         Acquisition Agreement dated as of December 1, 1994 among Medical Reference Laboratories,
             Inc., Hoyle E. Setzer, M.D., Paul W. Holley, M.D., Virgil L. Minden, Scott K. Steinfeldt,
             Saint Vincent Hospital and Health Center, Corning Incorporated and MRL NuCor, Inc.
3.01         Restated Certificate of Incorporation of the registrant, dated July 12, 1989, and the Certificate of Amendment, dated September 28, 1989, to the Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3(a) of the registrant's Annual Report on Form 10-K for the fiscal year ending December 31, 1989).
3.02         By-laws of the registrant (incorporated by reference to Exhibit 3(a) of the registrant's
             Annual Report on Form 10-K for the fiscal year ended December 30, 1990).
3.03         Certificate of Amendment, dated April 30, 1992, to the Restated Certificate of
             Incorporation of the registrant (incorporated by reference to Exhibit 3(a) of the registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1993).
3.04         Certificate of Amendment dated July 15, 1994, to the Restated Certificate of Incorporation
             of the registrant (incorporated by reference to Exhibit 3.04 to Registration Statement on Form S-4 filed with the Commission on July 28, 1994 (Registration Statement No.
             33-54793)).
3.05         Certificate of Amendment dated October 5, 1994, to the Restated Certificate of
             Incorporation of the registrant.
4.01         Form of Common Stock Certificate of the registrant (incorporated by reference to Exhibit
             4 to Registration Statement on Form S-4 filed with the Commission on June 17, 1992
             (Registration Statement No. 33-48488)).
4.02         Rights Agreement, dated as of July 2, 1986, between the registrant and Harris Trust and Savings Bank, as amended (incorporated by reference to Exhibit 1 to Registration
             Statement on Form 8-A, filed with the Commission on July 2, 1986, and Exhibit 1 to
             Amendment No. 1 on Form 8, filed with the Commission on October 10, 1989).
4.03         Form of Preferred Share Purchase Right of the registrant (included in Exhibit 4.02).
5.01         Opinion of William C. Ughetta, Senior Vice President and General Counsel of the registrant, as to the legality of the securities being registered.
23.01        Consent of William C. Ughetta, Esq. (included in Exhibit 5.01).
23.02        Consent of Price Waterhouse LLP
23.03        Consent of Arthur Andersen LLP
23.04        Consent of Leverone & Company
24.01        Powers of Attorney

Item 17. Undertakings.
The Company hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incor-porated by reference in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant, Corning Incorporated, a New York corporation, certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, 14th on the day of December, 1994.


Corning Incorporated
(Registrant)
By:  /s/ William C. Ughetta
William C. Ughetta, Senior Vice President


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on December 14, 1994 by the following Persons in the capacities indicated.



           Signature                                    Capacity
- -------------------------------     --------------------------------------------------
     /s/ James R. Houghton          Chairman of the Board, Principal Executive Officer
       (James R. Houghton)          and Director
      /s/ Van C. Campbell           Vice Chairman, Principal Financial Officer and
        (Van C. Campbell)           Director
     /s/ Larry Aiello, Jr.          Vice President, Controller, and Principal Accounting
       (Larry Aiello, Jr.)          Officer
               *                    President, Principal Operating
       (Roger G. Ackerman)          Officer and Director
        (Robert Barker)             Director
               *                    Director
         (Mary L. Bundy)
    (Barber B. Conable, Jr.)        Director
               *                    Director
         (David A. Duke)
               *                    Director
         (John H. Foster)
               *                    Director
          (Gordon Gund)
       (John M. Hennessy)           Director
               *                    Director
     (Vernon E. Jordan, Jr.)


          Signature                                    Capacity
- -------------------------------     --------------------------------------------------
               *                    Director
        (James W. Kinnear)
               *                    Director
       (James J. O'Connor)
               *                    Director
       (Catherine A. Rein)
               *                    Director
         (Henry Rosovsky)
               *                    Director
      (William D. Smithburg)
               *                    Director
      (Robert G. Stone, Jr.)
   *By /s/ William C. Ughetta
       (William C. Ughetta)
         Attorney-in-fact


                                 EXHIBIT INDEX

Exhibit                                                                                                 Page
Number                                      Description                                                 Number
 ------    --------------------------------------------------------------------------------             ------

2.01        Agreement and Plan of Reorganization dated as of September 18, 1994, among Corning
            Incorporated, Moran Research Labs doing business as Bioran Medical Laboratory, J.
            Richard Fennell, Susan E. Khoury Irrevocable Trust, Linda M. Shea Irrevocable Trust,
            Kathleen M. Fennell Irrevocable Trust, Patricia A. McEachern Irrevocable Trust and
            S. A. Fennell Limited Partnership (incorporated by reference to Exhibit 2 of the registrant's Current Report on Form 8-K filed with the Commission on October 24,
            1994).
2.02        Acquisition Agreement dated as of December 1, 1994 among Medical Reference Laboratories,
            Inc., Hoyle E. Setzer, M. D. Paul W. Holley, M. D., Virgil L. Minden, Scott K. Steinfeldt,
            Saint Vincent Hospital and Health Center, Corning Incorporated and MRL NuCor, Inc.
3.01        Restated Certificate of Incorporation of the registrant, dated July 12, 1989, and the Certificate of Amendment, dated September 28, 1989, to the Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3(a) of the registrant's Annual Report on Form 10-K for the fiscal year ending December
            31, 1989).
3.02        By-laws of the registrant (incorporated by reference to Exhibit 3(a) of the registrant's
            Annual Report on Form 10-K for the fiscal year ended December 30, 1990).
3.03        Certificate of Amendment, dated April 30, 1992, to the Restated Certificate of
            Incorporation of the registrant (incorporated by reference to Exhibit 3(a) of the registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1993).
3.04        Certificate of Amendment dated July 15, 1994, to the Restated Certificate of
            Incorporation of the registrant (incorporated by reference to Exhibit 3.04 to
            Registration Statement on Form S-4 filed with the Commission on July 28, 1994
            (Registration Statement No. 33- 54793)).
3.05        Certificate of Amendment dated October 5, 1994, to the Restated Certificate of
            Incorporation of the registrant.
4.01        Form of Common Stock Certificate of the registrant (incorporated by reference to
            Exhibit 4 to Registration Statement on Form S-4 filed with the Commission on June
            17, 1992 (Registration Statement No. 33-48488)).
4.02        Rights Agreement, dated as of July 2, 1986, between the registrant and Harris Trust and Savings Bank, as amended (incorporated by reference to Exhibit 1 to Registration
            Statement on Form 8-A, filed with the Commission on July 2, 1986, and Exhibit 1 to Amendment No. 1 on Form 8, filed with the Commission on October 10, 1989).
4.03        Form of Preferred Share Purchase Right of the registrant (included in Exhibit 4.02).
5.01        Opinion of William C. Ughetta, Senior Vice President and General Counsel of the
            registrant, as to the legality of the securities being registered.
23.01       Consent of William C. Ughetta, Esq. (included in Exhibit 5.01).
23.02       Consent of Price Waterhouse LLP
23.03       Consent of Arthur Andersen LLP
23.04       Consent of Leverone & Company
24.01       Powers of Attorney